Exhibit 107

CALCULATION OF FILING FEE TABLES

F-1

Nihon Shintatsu Co., Ltd.

Table 1: Newly Registered Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Common Shares, no par value per share	(1)	457(o)	1,250,000	$6.00	7,500,000.00	0.0001531	$1,148.25
Fees Previously Paid	Equity	Common Shares, no par value per share	(1)	457(o)	187,500	$1.6553	310,373.63	0.0001381	$42.86
Fees to be Paid	Equity	Common Shares, no par value per share	(1)	457(o)	2,312,500	$6.00	$13,875,000	0.00013810	$1,916.14
Over-allotment	Equity	Common Shares		457(o)	562,500	$6.00	3,375,000	0.00013810	466.09
Total Offering Amounts:							$25,060,373.63		3,573.34
Total Fees Previously Paid:									1,191.11
Total Fee Offsets:									0.00
Net Fee Due:									$2,382.23

Offering Note(s)

(1)

There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Includes (a) 3,750,000 Common Shares to be offered by us pursuant to this offering; and (b) 562,500 Common Shares that the underwriters have the option to purchase to cover over-allotments, if any.